Exhibit 99.1

EXECUTIVE OFFICE
7 Custom House Street PORTLAND, ME 04101, USA	Telephone: Facsimile: Website:	(+1) 207 619 8500 (+1) 207 553 2250 www.magellanpetroleum.com

AUSTRALIAN OFFICE
Level 10, 145 Eagle Street BRISBANE QLD 4000, AUSTRALIA (GPO Box 2766, Brisbane Q 4001)	Telephone: Facsimile: Email:	(+61) 7 3224 1600 (+61) 7 3224 1699 magadmin@magpet.com.au

January 31, 2012

Company Announcements Office

Australian Securities Exchange

Level 10, 20 Bond Street

SYDNEY, NSW 2000

The Manager

ACTIVITIES REPORT FOR THE QUARTER ENDED DECEMBER 31, 2011

This report is submitted by Magellan Petroleum Corporation (NASDAQ:MPET) (ASX Code MGN) (“Magellan” or “the Company”) in compliance with the Australian Stock Exchange Listing Rule 5.2, and covers the quarter October 1 to December 31, 2011.

This report is based upon, and accurately reflects, information compiled by a person who is a practicing geologist, who holds a Bachelor of Science Degree in Geology, who has had a minimum of five years experience in the practice of geology, and who is a full time employee in Magellan Petroleum Corporation’s group of companies.

OIL & GAS SALES

Natural Gas

The Company’s share of natural gas sales volumes during the quarter ended December 31, 2011, decreased by 2 percent from the quarter ended December 31, 2010, as detailed below:

Field (Magellan Share)	Million Cubic Feet		Terajoules	Variance
	Total	Daily
Mereenie*	—	—	—	0%
Palm Valley	216	2	245	-2%

Total Gas	216	2	245	-2%

*	Gas sales from Mereenie Field ceased in February 2010.

Activities Report to the ASX for the Quarter Ended December 31, 2011	Page 2

Crude Oil and Condensate

The Company’s share of crude oil and condensate gross sales volumes during the quarter ended December 31, 2011, decreased by 14 percent from the quarter ended December 31, 2010, as detailed below:

Fields (Magellan Share)	Barrels		Kilolitres	Variance
	Total	Daily
Mereenie	10,547	115	1,677	-40%
Poplar Fields	19,260	209	3,062	13%

Total Crude Oil and Condensate	29,807	324	4,739	-14%

PRODUCTION AND DEVELOPMENT ACTIVITIES

AUSTRALIAN PRODUCTION

Palm Valley Gas Field (PL 3) – Amadeus Basin NT (52.023% Interest)

The Palm Valley Gas Field, which is operated by the Company, produced an average of approximately 4.5 million cubic feet per day (MMcf/D) of natural gas for sale during the quarter ending December 31, 2011. The Palm Valley Joint Venture’s objective is to maximise gas production from the existing facilities while maintaining a safe and efficient operation, conducted in accordance with good oil field practice. Gas was sold under a long term contract with the Power and Water Corporation (“PWC”) of the Northern Territory, which expired by its term on January 16, 2012, after a 25 year term.

On September 14, 2011, the Company entered into an ‘Asset Swap’ agreement with Santos to acquire Santos’ interests in the Palm Valley gas field and the Dingo gas field of 47.977% and 65.6635%, respectively, and to sell its 35% interest in the Mereenie oil and gas field to Santos (the “Asset Swap”). The Asset Swap will be effective as of July 1, 2011, subject to customary approvals and completion, which is expected prior to the end of the quarter ending March 31, 2012. Following the Asset Swap, Magellan will hold a 100% interest in the Palm Valley and Dingo fields.

On the same day, Magellan and Santos also entered into a 17-year term Gas Supply and Purchase Agreement (the “GSPA”) for the sale of a total contract quantity of 25.65 PJ from the Palm Valley field, which represents approximately all the field’s remaining reserves. The contract is subject to completion of the Asset Swap and shall commence on the first delivery of gas by Santos from the Mereenie field to a new gas customer.

On January 27, 2012, the Company announced that it has commenced work to retrofit existing production and compression facilities at the Palm Valley Gas Field to allow gas to be delivered from this field to a new purchaser, with deliveries to this new purchaser expected to begin around February 1, 2012, depending on commissioning and mechanical matters. These deliveries will be pursuant to an interim gas sales agreement currently being finalized that will remain in effect until the completion of a long term (multi-year) sales agreement. The long term agreement is expected to be completed after the closing of the Asset Swap. These gas sales will replace a portion of the sales that were lost upon the expiration of the twenty five (25) year agreement with PWC on January 16, 2012. When fully operational, the long term contract is expected to take the full existing production capacity of the Palm Valley Gas Field.

Activities Report to the ASX for the Quarter Ended December 31, 2011	Page 3

Mereenie Oil and Gas Field (PL 4 & 5) – Amadeus Basin NT (35% Interest)

The Mereenie oil and gas field, which is operated by Santos Limited, produced an average of approximately 511 barrels of oil and condensate per day for sale during the reporting period.

UNITED STATES PRODUCTION

East Poplar Unit and Northwest Poplar – Montana (62.5% to 100% working interests)

During the quarter ending December 31, 2011, the Company owned a 100% working interest in the oil and gas leases within the East Poplar Unit (“EPU”) and the working interests in various oil and gas leases that are adjacent to or near EPU (“Northwest Poplar” or “NWP”) with such working interests varying between 62.5% and 100% in such leases (the Company’s combined working interests in EPU and NWP is herein referred to as “Poplar”). Poplar, which is operated by Nautilus Poplar LLC and is located in Roosevelt County, MT, produced an average of approximately 209 barrels of oil per day for sale during the reporting period.

During the quarter ended December 31, 2011, the Company focused its activities at Poplar on increasing production, refining its knowledge of the field, and preparing for a more extensive development program. Several workovers and recompletions were performed during this quarter. Additionally, EPU 119, the well that Magellan spud in October 2010 in order to substantiate the deep potential of the Poplar structure, was completed in October 2011 in the B-2 zone of the Charles formation. Pump testing of the B-2 zone continues, while the Company evaluates the potential for a second interval in one of the zones behind pipe. The Company will release the results for the EPU 119 well as they become available.

EXPLORATION ACTIVITIES

AUSTRALIAN EXPLORATION

Exploration permit NT/P82 (Magellan 100% interest) lies to the south and southeast of the Evans Shoal gas field within the Bonaparte Basin. Planning is in progress to undertake the acquisition of seismic data to fulfil the second year permit commitment of 100 km of 2D and 120 square km of 3D seismic data.

UNITED KINGDOM EXPLORATION

In the Weald Basin of Southern England, the Company (40% interest) participated in the Markwells Wood-1 exploration well in PEDL 126. Northern Petroleum is operator of the PEDL 126 joint venture. Markwells Wood-1 well targeted the eastward extension of the Horndean oil field which is currently producing from the Great Oolite Formation. Assessment of the logs confirmed that the entire Great Oolite reservoir sequence in Markwells Wood-1 is oil-bearing above the Horndean field oil-water contact of 1355 m (4446 ft) sub-sea level (TVD SS).

On November 21, 2011, the Markwells Wood-1 well was completed for production testing to establish pressures and flow rates in the existing wellbore. Further stimulation of the well was performed in December 2011 and production testing is expected to continue through March 2012 to establish a stabilized oil rate. Analysis of the result will enable the determination of the oil reserve potential and will be the basis for any decisions to develop the field.

Activities Report to the ASX for the Quarter Ended December 31, 2011	Page 4

The Company also holds a 50% interest in PEDLs 231, 232, 234, and 243 in the Weald Basin, which are operated by Celtique Energie Weald with a 50% interest. A potential major shale gas and shale oil unconventional resource and several material-size conventional gas prospects have been identified in this acreage in the depocentre of the basin. The joint venture acquired approximately 194 km of 2D seismic data in PEDLs 231, 234 and 243 in the central Weald Basin area during the quarter ending September 30, 2011, to better define drilling prospects. The data are currently being processed.

UNITED STATES EXPLORATION

At Poplar, following the completion of EPU 119, a second infill well, EPU 117, was spud in October 2011 and drilled to a total depth of 4,935 feet. This well has recently been completed as a new pool producer in the Amsden formation at a depth of approximately 4800 feet. The well is currently producing (starting January 2012) approximately 106 barrels of oil per day with no appreciable water production on a 10/64th choke with a flowing tubing pressure of 95 psi. This is the first production from this formation within the Unit. This well will be closely monitored to determine its ultimate commercial viability.

EXPENDITURES

Expenditures incurred on exploration, appraisal, development, and production activities during the quarter ended December 31, 2011, totalled US $6.2 million. All figures are unaudited.

FORWARD LOOKING STATEMENTS

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the United States Private Securities Litigation Reform Act of 1995. These statements about the Company may relate to its businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties and the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. For a more complete disclosure of the risk factors pertaining to the Company’s forward looking statements, please see Item 1A. Risk Factors, in the Company’s 10-K filed with the United States Securities and Exchange Commission. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events, or otherwise.

Yours sincerely